EXHIBIT 3.7

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                              PROMOTIONS.COM, INC.
                                      INTO
                               WEBSTAKES.COM, INC.

            Webstakes.com, Inc., a corporation organized and existing under the laws of Delaware, does hereby certify:

            FIRST: That this corporation was incorporated on the 6th day of June, 1996, pursuant to the General Corporation Law of the State of Delaware.

            SECOND: That this corporation owns all of the outstanding shares of the stock of Promotions.com, Inc., a corporation incorporated on the 17th day of December 1999, pursuant to the General Corporation Law of the State of Delaware.

            THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members, filed with the minutes of the Board on the 19th day of January, 2000 determined to and did merge into itself said Promotions.com, Inc.:

            RESOLVED, that Promotions.com, Inc. be merged with and into the Company and that the Company be the surviving corporation in such merger.

            FURTHER RESOLVED, that the merger shall be effective January 31, 2000;

            FURTHER RESOLVED, that upon the effectiveness of the merger, the Company shall assume all of the liabilities and obligations of Promotions.com, Inc.;

            FURTHER RESOLVED, that the proper officers of this corporation be and he or she are hereby authorized to make and execute a Certificate of Ownership and Merger and to cause the same to be filed with the Secretary of State and to do all acts and to execute, sign, verify, acknowledge, deliver, file and record all such other instruments, returns and documents, in the name and on behalf of Webstakes.com, Inc. and under its corporate seal or otherwise, as they in their judgment shall deem necessary, proper or advisable in order to affect said merger; and

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            FURTHER RESOLVED, that upon the effectiveness of the merger, the name of the Company shall be changed to "Promotions.com, Inc." by amending
      Article I of the Certificate of Incorporation of this Company to read as follows:

                                    Article I

            The name of the corporation is Promotions.com, Inc.

            FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Webstakes.com, Inc. at any time prior to the time that this merger being filed with the Secretary of State becomes effective.

            FIFTH: Article I of the Certificate of Incorporation of the Company is hereby amended, effective January 31, 2000, to read as follows:

                                    Article I

            The name of the corporation is Promotions.com, Inc.

            IN WITNESS WHEREOF, Webstakes.com, Inc. has caused this Certificate of Merger to be signed by Daniel J. Feldman, its President, this 26th day of January, 2000.

                                       WEBSTAKES.COM, INC.

                                       By:
                                          -----------------------------
                                       Name:  Daniel J. Feldman
                                       Title: President


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